TERMINATION AGREEMENT & RELEASE

             This is an Agreement between Home Depot U.S.A., Inc. (the “Company”) and Mark R. Baker (the “Executive”).

             WHEREAS, the Executive intends to resign from the Company; and,

             WHEREAS, the Company and the Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and resignation from the Company; and,

             WHEREAS, the Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and,

             WHEREAS, the Company advised the Executive in writing to consult with a lawyer before signing this Agreement; and,

             WHEREAS, the Executive has represented and hereby reaffirms that he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company policy in any material respect; and,

             WHEREAS, the Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and,

             WHEREAS, the Executive represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and,

             WHEREAS, the Executive understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this  Agreement,

NOW, THEREFORE, the Company and the Executive agree as follows:

1.          Employment Status and Termination Date.  The Executive shall continue as an active employee of the Company through August 31, 2001.  Executive shall then be placed on a paid Leave of Absence (“LOA”) commencing on September 1, 2001 and extending through the earlier of either (a) August 31, 2002 or (b) Executive’s acceptance of employment outside the Company.  If Executive accepts other employment, the paid LOA will end immediately and Executive will be placed on an unpaid LOA, without pay or benefits, until August 31, 2002.  Executive’s last day of employment (“Termination Date”) will be August 31, 2002, or as otherwise provided in paragraph 10 below.  Executive will notify the Company, in writing, as soon as he has accepted employment outside the Company.  Executive shall not accrue any vacation days or credit subsequent to August 31, 2001.

2.          Annual Salary.  Executive shall continue at his current salary level during the paid LOA.

3.          Annual Bonus.  Executive shall be paid a bonus for the Company’s 2001 fiscal year ending in 2002, equal to 100% of his current annual salary, such payment to be paid at the same time as the Company normally pays its other executive officers their bonuses.  This bonus payment will be contingent upon Executive executing an additional release, the same as set forth in paragraph 7 below, covering the period between the Effective Date of this Agreement through August 31, 2001.

Executive shall not be entitled to any bonus for the Company’s 2002 fiscal year ending in 2003.

4.          Benefits.  The Executive will be eligible to continue to participate in the Company’s employee benefit plans and programs during the paid LOA.  Provided that Executive does not breach any of the terms of this Agreement, the Company agrees that as of June 29, 2001, the $170,000 of the original outstanding principal balance and any related accrued interest thereon that Executive owes the Company under the Promissory Note dated December 29, 2000, shall be forgiven and forever discharged.  The Company shall reimburse Executive for any federal and state taxes paid by him due to the cancellation of such indebtedness, on a fully tax grossed-up basis.

5.          Stock Options. All of Executive’s outstanding, non-vested stock options will vest in accordance with the terms of the original grant except that none of such options shall vest after the Termination Date.  All of Executive’s vested stock options must be exercised within 90 days of the Termination Date.  Executive shall not be eligible to receive any stock option grants subsequent to August 31, 2001.

6.          Outplacement Services.  The Company shall provide outplacement services for the Executive during the paid LOA.  Such services shall be provided through an agency selected by the Company.  Services shall include the reasonable costs of office space, use of equipment, such as a personal computer, copier, phone, fax machine, and administrative support.

7.          Release of Claims. The Executive and his heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)         The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing.

(b)        The Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not presently releasing any rights or claims arising after the Effective Date.

(c)         The Executive further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Executive violates this release by suing the Company or causing the Company to be sued, the Company may recover all damages as allowed by law, including all costs and expenses of defending against the suit incurred by the Company and reasonable attorneys’ fees.

The Company releases, waives, and discharges Executive from each and every claim, action or right of any sort, arising on or before the Effective Date and based upon facts presently known to the Executive Vice President, Human Resources.

8.          Confidential Information.  The Executive acknowledges that, in connection with his employment at the Company, he obtained knowledge about confidential and proprietary information, or trade secrets of the Company, including but not limited to lists of customers and vendors, technical information about Company products, strategic plans of company businesses and price information (hereinafter the “Information”). Executive agrees, either prior to or following the Effective Date, not to use, publish or otherwise disclose any Information to others, including but not limited to a subsequent employer or competitor to the Company. If the Executive has any question regarding what data or information would be considered by the Company to be information subject to this provision, the Executive agrees to contact the Executive Vice President, Human Resources for written clarification.

9.          Non-Competition and Non-Solicitation.

(a)         The Executive agrees that he will not, prior to August 31, 2004, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide services to any company or entity engaged in any way in a business that competes directly or indirectly with the Company without the prior written consent of the Company.  Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries affiliates, assigns, or successors in interest:  Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Hechinger Investment Company, Inc. (including, but not limited to, Home Quarters, Hechinger, and Builder’s Square); Payless Cashways, Inc.; Dekor; Sears (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; Home Base, Inc; and Menard, Inc.

(b)        To the extent that any relationship or employment prior to August 31, 2004 is covered by the above non-compete provision, Executive agrees to request permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

(c)         The Executive agrees that prior to August 31, 2004, he will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Executive Vice President, Human Resources of the Company.

10.        Breach by Executive.  The Company’s obligations to the Executive under this Agreement, including the loan forgiveness set forth in paragraph 5 above, are contingent on Executive’s performance of his obligations under this Agreement. Any material breach by Executive of this Agreement will result in the immediate cancellation of all Executive’s stock options and the immediate termination of Executive’s employment, as well as entitle the Company to all its other remedies in law or equity.  In the event of such breach, Executive would also be required to repay the $170,000 principal balance of the Promissory Note dated December 29, 2000, plus interest accrued from June 29, 2000, calculated in accordance with the terms of the Promissory Note.

11.        Executive Availability.  The Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Executive. Executive will cooperate fully with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Executive’s cooperation necessary. The Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Executive from communicating with or participating in any government investigation.

12.        Non Disparagement.  The Executive agrees, subject to any obligations he may have under applicable law, that he will notmake or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Executive will be required to reimburse the Company for any and all compensation and benefits paid under the terms of this Agreement and all commitments to make additional payments to the Executive will be null and void.

13.        Insider Trading.  The Executive acknowledges that prior to the Termination Date, he remains subject to the restrictions of the Company’s Insider Trading Policy.  After the Termination Date, the Insider Trading Policy will no longer apply to the Executive.  However, the Executive acknowledges that through his employment with the Company he may have learned material, non-public information regarding the Company.  The federal securities laws prohibit trading by persons while aware of material, non-public information.  The Executive should seek advice of his legal counsel prior to conducting any transactions in the Company’s stock if the Executive thinks he may possess such information.

14.        Future Employment. The Executive agrees and acknowledges that the Company, its affiliates, or subsidiaries are not obligated to offer employment to the Executive (or to accept services or the performance of work from the Executive directly or indirectly) now or in the future.

15.        Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

16.        Right to Revoke this Agreement. The Executive may revoke this Agreement in writing within seven days of signing it. The Agreement will not take effect until the Effective Date. If the Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

17.        Effective Date. The Effective Date shall be the day after the end of the revocation period described in Section 16.

18.        Confidentiality. The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive’s spouse, the Executive’s legal or financial advisor, or U.S. governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

19.        Survival of Provisions.  Paragraphs 8, 9, 11, and 18 shall survive the term of this Agreement.

20.        Entire Agreement. This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Executive and an authorized employee or agent of the Company.

21.        This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof.

Home Depot U.S.A., Inc.

By	/s/ Dennis M. Donovan	6/13/01

	Dennis M. Donovan	Date
Executive Vice President
Human Resources

	/s/ Mark R. Baker	6/13/01

	Mark R. Baker	Date
Executive